Leap Announces Net Customer Additions for Fourth Quarter and Full Year 2011

~ Company Estimates Approximately 5.9 Million Customers at Year End 2011

~~ Company Also Announces Estimated Fourth Quarter Churn

SAN DIEGO, Jan. 4, 2012 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today announced estimated results for net customer additions and churn for the fourth quarter of 2011. The Company estimates that it added approximately 175,000 customers during the fourth quarter of 2011. The Company's estimated net customer additions for the fourth quarter include approximately 200,000 voice customers, approximately 65,000 of which were added outside of Cricket's network footprint areas. The Company estimates that it added approximately 413,000 net customer additions in 2011, ending the year with approximately 5.9 million customers. In addition, the Company expects customer churn for the fourth quarter of 2011 to be between approximately 3.7 and 3.9 percent. Finalization of the Company's fourth quarter 2011 results for net customer additions and churn is subject to the Company's regular quarterly closing process.

(Logo: http://photos.prnewswire.com/prnh/20101220/MM20546LOGO-a)

"The business continued to show progress in the fourth quarter, with attractive momentum in our voice business due to strong smartphone uptake, continued adoption of our Muve Music™ service and the expansion of our national retail distribution," said Doug Hutcheson, Leap's president and chief executive officer. "Uptake of our smartphones and Muve Music™ devices as a percent of total sales was approximately 60 percent in December, demonstrating continued customer interest in our higher-value services. We believe that the continued momentum in our voice services positions the Company for further improvements in operational and financial performance as we head into the new year."

As previously announced, Mr. Hutcheson will participate in an analyst-led discussion at the 2012 Citi Global Entertainment, Media and Telecommunications Conference to be held at The Palace Hotel in San Francisco, CA on Thursday, January 5th beginning at approximately 10:30 a.m. PT. Mr. Hutcheson is expected to discuss the Company's fourth quarter customer activity and business trends, national retail business strategy and recently-announced LTE commercial market launch. Other forward-looking and material information may also be discussed during the discussion.

More information about this event, including a live webcast, may be accessed by visiting http://investor.leapwireless.com. The webcast replay will be available approximately one hour after the live webcast ends and will be accessible for a limited period of time following the conference.

About Leap
Leap provides innovative, high-value wireless services to a young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about customer activity and expected financial and operational performance, and are generally identified with words such as "believe," "expect," "intend," "plan," "could," "may" and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors' initiatives;
  our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;
  our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand;
  our ability to acquire additional spectrum in the future at a reasonable cost or on a timely basis;
  our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  our ability to effectively integrate, manage and operate our joint venture in South Texas;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and
  other factors detailed in the section entitled "Risk Factors" included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 3, 2011.

All forward-looking statements included in this news release should be considered in the context of these risks. All forward-looking statements speak only as of January 4, 2012, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Jump, Jump Mobile, Flex Bucket, Real Unlimited Unreal Savings and the Cricket "K" are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Music, Muve Money, Muve First, Muve Headliners, Cricket Crosswave, Seek Music, MyPerks, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

CONTACT: Greg Lund, Media Relations, +1-858-882-9105, glund@leapwireless.com, or Amy Wakeham, Investor Relations, +1-858-882-6084, awakeham@leapwireless.com, both of Leap Wireless International, Inc.